UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (RULE 14a-101)

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to § 240.14a-12

LIPOSCIENCE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 24, 2014

To All LipoScience Employees

LipoScience, Inc. (“LipoScience”) has entered into a merger agreement with Laboratory Corporation of America® Holdings (“LabCorp”) under which LabCorp will acquire LipoScience for a purchase price of $5.25 per share in cash. Our board of directors has unanimously approved the agreement and recommended approval of the transaction by our stockholders.

Many of you are familiar with LabCorp as our NMR LipoProfile® test has been an important component of LabCorp’s test menu and CVD program for many years. The transaction underscores the fundamental value of the LipoScience business, the talent and expertise of our team, and the quality of our testing services. LabCorp is a company known for scientific leadership and bringing high quality testing services to the market, making our businesses very compatible.

The transaction is subject to certain closing conditions, including regulatory and stockholder approvals. We expect the transaction to close in the fourth quarter of 2014. Until closing, LabCorp and LipoScience remain separate companies. We will continue to operate independently in the market until the transaction is finalized.

There are many questions we will address in the coming weeks. First, let me assure you that our management is committed to continuing to operate our business at the same high level that our customers and you have come to expect. During the period between now and closing and following the closing, we will continue to communicate with you about the status of the transaction. In the interim, we ask that you please direct any questions to your supervisor or manager.

As always, our most important responsibility remains providing excellent services to the customers we serve, and I am sure your commitment to them will remain unchanged.

Thank you.

Howard B. Doran

Additional Information about the Acquisition

This communication may be deemed to be a solicitation of proxies in respect of the proposed acquisition of LipoScience by LabCorp. In connection with the proposed acquisition, LipoScience intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (the “SEC”). Investors and stockholders of LipoScience are urged to read the proxy statement and other relevant materials filed with the SEC when they become available because they will contain important information about the proposed acquisition. The definitive proxy statement will be mailed to LipoScience stockholders. Investors and stockholders may obtain a free copy of the proxy statement when it becomes available, and other documents filed by LipoScience, at the SEC’s website, www.sec.gov. In addition, these documents (when they are available) can also be obtained by investors and stockholders free of charge at LipoScience’s website, www.liposcience.com, or from LipoScience upon written request to its Corporate Secretary at 2500 Sumner Boulevard, Raleigh, NC 27616.

LabCorp, LipoScience and certain of their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies from stockholders of LipoScience in connection with the proposed acquisition. Information about LabCorp’s directors and executive officers may be found in its definitive proxy statement relating to its 2014 Annual Meeting of Stockholders filed with the SEC on April 4, 2014. Information about LipoScience's directors and executive officers may be found in its definitive proxy statement relating to its 2014 Annual Meeting of Stockholders filed with the SEC on April 29, 2014. Additional information regarding the interests of such potential participants in the solicitation of proxies in connection with the acquisition will be included in the proxy statement related to the acquisition to be filed with the SEC.

Forward-Looking Statements

You are cautioned that statements in this communication that are not strictly historical statements, constitute forward-looking statements. These statements are based on current expectations, forecasts and assumptions of LabCorp and LipoScience that are subject to risks and uncertainties that could cause actual outcomes and results to differ materially from those statements. These risks and uncertainties include, among others, the risk that LipoScience stockholder or regulatory approval may not be obtained; competing offers may be made; changes may occur in either company’s businesses during the period between now and the anticipated closing; the transaction may not close within the expected timeframe or at all; the transaction may not achieve the anticipated strategic benefits; customers, suppliers, employees or strategic partners may have adverse reactions to the proposed transaction; and the integration of LipoScience into LabCorp’s business subsequent to the closing of the transaction may not be successful; as well as other factors detailed in LabCorp’s and LipoScience’s filings with the SEC, including LabCorp’s Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent SEC filings, and LipoScience’s Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent SEC filings.